Exhibit 10.1

CareCloud, Inc.

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of the 26th day of December, 2025 (“Employment Agreement”), is by and between CareCloud, Inc., a Delaware corporation (the “Company”) and Mahmud Haq (the “Executive”).

WHEREAS, the Executive possesses unique knowledge of the business and affairs of the Company, including its policies, methods, personnel and operations; and

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) believes it to be in the best interests of the Company to ensure the Executive’s continued employment by the Company in the capacity and under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Effective Date. This Employment Agreement shall become effective on January 1, 2026 (the “Effective Date”).

2. Employment. The Company hereby employs the Executive as its Chairman of the Board, and the Executive hereby accepts employment all upon the terms and conditions herein set forth.

3. Duties. The Executive shall perform such management duties for the Company and its affiliates as may from time to time be assigned and which are consistent with his title of Chairman of the Board. The Executive hereby promises to perform and discharge, well and faithfully, all duties of his position. If Executive is elected as a director or officer of any affiliate of the Company, the Executive shall serve in such capacity or capacities without further compensation.

4. Extent of Services.

(a) The Executive shall devote his time, attention and energies to the business of the Company and shall not, except as otherwise set forth herein, during the term of this Employment Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, nor shall this be construed as preventing the Executive from purchasing securities in any company whose securities are regularly traded provided that such purchases shall not result in his collectively owning beneficially at any time one percent (1%) or more of the equity securities of any company engaged in a business competitive to that of the Company, without the express prior written consent of the Company.

(b) It shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees; or deliver lectures, fulfill speaking engagements or teach at educational institutions; or continue to operate and engage in such businesses as Executive presently operates and engages, so long as such activities, separately or in the aggregate, do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

5. Compensation.

(a) For services rendered under this Employment Agreement, the Company shall pay the Executive a salary determined annually by the Board of Directors (the “Base Salary”), payable (after deduction of applicable payroll taxes) in the same manner and on the same payroll schedule in which Company employees receive payment. The Executive’s Base Salary commencing on the Effective Date shall be $350,000 per year. The Executive shall also be eligible for and participate in such fringe benefits as shall be generally provided to executives of the Company, including those under the CareCloud, Inc. Amended and Restated Equity Incentive Plan which may be adopted from time to time during the term.

(b) The Board of Directors shall review the Executive’s compensation at least once a year and effect such increases in the Base Salary as the Board of Directors, in its sole discretion, determines are merited, based upon the Executive’s performance and consistent with the Company’s compensation policies. At the conclusion of each Fiscal Year, the Executive shall be eligible for, and the Board of Directors in its sole discretion may award, an executive bonus based on the achievement of objectives established by the Board of Directors in line with the rules of the Company’s bonus plan. Executive’s Target Bonus is equal to 100% of the Base Salary.

6. Paid Time Off. During the term of this Employment Agreement, the Executive shall be entitled to the same number of paid days off pursuant to the Company’s customary paid time off policy as he has on the date of this Employment Agreement.

7. Expenses. During the term of this Employment Agreement, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in performance of his duties under this Employment Agreement upon the Executive’s presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

8. Term. The Executive’s employment under this Employment Agreement shall commence on the Effective Date and shall expire on the two-year anniversary of the Effective Date. The term of employment shall automatically be extended for consecutive periods of one (1) year each unless notice of termination of employment is given by either party hereto at least ninety (90) days prior to the expiration of the initial or any renewal term, in which case, this Agreement shall terminate at the end of such initial or renewal term, as the case may be. In the case of a renewal and unless otherwise agreed to in writing by the parties, the terms and conditions of this Employment Agreement shall apply to any renewals or extensions thereto. Notwithstanding the foregoing, the Company may, at its election, terminate the Executive’s employment hereunder as follows:

(i) Upon thirty (30) days’ notice if the Executive becomes physically or mentally incapacitated or is injured so that he is unable to perform the services required of him hereunder and such inability to perform continues for a period in excess of twenty-six (26) weeks and is continuing at the time of such notice; or

(ii) For “Cause” upon notice of such termination to the Executive. For purposes of this Employment Agreement, the Company shall have “Cause” to terminate its obligations hereunder upon (A) the reasonable determination by the Board of Directors that the Executive has repeatedly failed to substantially to perform his duties hereunder (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to a repeated and consistent neglect of his duties hereunder, (B) the reasonable determination by the Board of Directors that the Executive materially fails or refuses to comply with any lawful regulation or policy of the Company, and fails to correct the non-compliance following written notice from the Company, (C) the reasonable determination by the Board of Directors that the Executive has engaged or is about to engage in conduct materially injurious to the Company, (D) the Executive’s having been convicted of a felony or a misdemeanor involving moral turpitude, (E) a material breach by the Executive of any of the other covenants or representations herein or any other agreement between Executive and the Company, or (F) fraud, theft, embezzlement or misappropriation of Company property or funds; or

(iii) Without Cause at any time upon notice of such termination to the Executive; or

(iv) Effect, which shall terminate the Executive’s employment hereunder, a Change of Control, which for purposes of this Agreement, unless the Board of Directors determines otherwise, shall be deemed to have occurred at such time as: (A) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries, (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company, (C) a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed, or (D) the Board of Directors determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated; or

(v) Terminate the Executive’s employment upon the death of the Executive.

9. Payment Upon Termination.

(a) If this Employment Agreement is terminated pursuant to paragraph 8(i) above, the Executive shall receive disability pay from the date of such termination until the second anniversary of the Effective Date at the rate of 50% of the Base Salary, reduced by applicable payroll taxes and further reduced by the amount received by the Executive during such period under any Company-maintained disability insurance policy or plan or under Social Security or similar laws. Such disability payments shall be paid periodically to the Executive as provided in paragraph 5(a) for the payment of salary.

(b) If the Employment Agreement is terminated pursuant to paragraph 8(ii) or 8(v) above, the Executive shall receive no salary continuation pay.

(c) If this Employment Agreement is terminated pursuant to paragraph 8(iii) above, the Executive shall receive salary continuation pay for the remainder of the contractual term, but not in any event for less than twenty-four months from the date of such termination (“Salary Continuation Period”), equal to the Executive’s most recent annual salary (excluding any and all executive bonus plan amounts). In addition, the Company shall pay the premiums necessary to continue Executive’s group health coverage for the Salary Continuation Period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided Executive elects to continue and remains eligible for those benefits under COBRA, and does not become eligible for health coverage through another employer during this period; provided, however, that the salary continuation payments, bonus and other benefits described in this paragraph 9(c) shall cease if the Executive shall, directly or indirectly, be in breach of his obligations under paragraph 13 hereof. Such salary continuation payments (less applicable payroll taxes) shall be paid periodically to the Executive as provided in paragraph 5(a) for the payment of the Base Salary.

(d) If this Employment Agreement is terminated pursuant to paragraph 8(iv) above, the Executive shall receive salary continuation pay for the remainder of the contractual term, but not in any event for less than twenty-four months from the date of such termination (“Salary Continuation Period”), equal to the Executive’s most recent annual salary plus his target bonus (as determined under the bonus plan last in effect for the Executive). In addition, the Company shall pay the premiums necessary to continue Executive’s group health coverage for the Salary Continuation Period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided Executive elects to continue and remains eligible for those benefits under COBRA, and does not become eligible for health coverage through another employer during this period; provided, however, that the salary continuation payments, bonus and other benefits described in this paragraph 9(d) shall cease if the Executive shall, directly or indirectly, be in breach of his obligations under paragraph 13 hereof. Such salary continuation payments (less applicable payroll taxes) shall be paid periodically to the Executive as provided in paragraph 5(a) for the payment of the Base Salary.

e) If the Company shall decide not to renew this Employment Agreement, the Executive shall receive severance pay, for a period of twelve months following the date of expiration of the then current term (“Severance Pay”), equal to the Executive’s most recent annual salary (excluding any and all executive bonus plan amounts) the Executive’s employment shall be deemed terminated pursuant to paragraph 8(iii) above. The Executive hereby agrees to make a smooth transition of responsibilities during that ninety (90) day period and the Executive further agrees not to take any legal action against the Company related to said non-renewal and termination of employment.

(f) During the Salary Continuation Period or Severance Period, the Executive shall be under no obligation to mitigate the costs to the Company of the salary continuation or severance payments, and, no compensation that the Executive may receive from another employer during the Salary Continuation Period shall be offset against amounts owed to Executive hereunder. Notwithstanding the foregoing, in order to be entitled to the payments, if any, under paragraphs 9(a), (c), (d) and (e), Executive shall be required to execute and deliver (and not revoke) a release of all employment related claims against the Company in a form attached hereto as Exhibit A.

10. Representations. The Executive hereby represents to the Company that (a) he is legally entitled to enter into this Employment Agreement and to perform the services contemplated herein and is not bound under any employment or consulting agreement to render services to any third party, (b) he has the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by paragraph 11 hereof, and (c) he does not now have, nor within the last three years has had, any ownership interest in any business enterprise (other than interest in publicly traded companies where his ownership does not exceed one percent (1%) or more of the equity capital) other than Hill City Advisors, LLC, which is a customer of the Company, any of its subsidiaries, or from which the Company or any of its subsidiaries purchases any goods or services or to whom such Companies owe any financial obligations or are required or directed to make any payments.

11. Inventions. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during the term hereof which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company or any of its affiliates or which otherwise relate to or pertain to the business, functions or operations of the Company or any of its affiliates or which arise from the efforts of the Executive during the course of his employment for the Company or any of its affiliates. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and its affiliates and disclosed by the Executive within one year following the termination of this Employment Agreement shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

12. Disclosure of Information. The Executive recognizes and acknowledges that the trade secrets, know-how and proprietary processes of the Company and its affiliates as they may exist from time to time are valuable, special and unique assets of the business of the Company and its affiliates, access to and knowledge of which are essential to the performance of the Executive’s duties hereunder. The Executive will not, during or after the term of his employment by the Company or any of its affiliates, in whole or in part, disclose such secrets, know-how or processes to any person, firm, Company, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such property for his own purposes or for the benefit of any person, firm, Company or other entity (except the Company and its affiliates) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, know-how and processes which are then in the public domain (provided that the Executive was not responsible, directly or indirectly, for such secrets, know-how or processes entering the public domain without the Company’s consent).

13. Non-Competition. During the term of Executive’s employment hereunder, unless otherwise provided for herein, and for a period beginning on the date of termination of Executive’s employment hereunder for any reason and ending on the later of one (1) year after the date of this Agreement or one (1) year after any such termination of employment (“Non-Competition Period”) Executive shall not, without the prior written consent of the Company, directly or indirectly:

(a) as an executive, employer, agent, principal, proprietor, partner, stockholder, consultant, employee, director, or corporate officer, engage in any business or render any services to any business that is in competition with the business of the Company; and

(b) solicit any employee of the Company to engage in a competitive business; or

(c) solicit customers of the Company on behalf of any company or entity whose business is competitive with the Company.

If the scope of any restrictions contained in Subsections (a), (b) or (c) of this Section 13 are too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

14. Injunctive Relief. If there is a breach or threatened breach of the provisions of paragraph 11, 12 or 13 of this Employment Agreement, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

15. Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examination and supply such information as may be required in connection therewith.

16. Notices. Any notice required or permitted to be given under this Employment Agreement shall be sufficient if in writing and if sent by registered mail to the Executive at his home address as reflected on the records of the Company, in the case of the Executive, or CareCloud, Inc., 7 Clyde Road, Somerset New Jersey 08873, in the case of the Company.

17. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Employment Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

18. Governing Law. This Employment Agreement shall be governed by and construed and enforce in accordance with the laws of the State of New Jersey without giving effect to the choice of law or conflict of laws provisions thereof.

19. Assignment. This Employment Agreement may be assigned, without the consent of the Executive, by the Company to any of its affiliates, or to any other person, partnership, company, or other entity which has purchased substantially all the assets of the Company, provided such assignee assumes all the liabilities of the Company hereunder.

20. Severability. If any provision of any part of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable any other portion of this Agreement. The entire Agreement shall be construed as if it did not contain the particular invalid or unenforceable provision(s) and the rights and obligations of the Parties shall be construed and enforced accordingly.

21. Entire Agreement; Amendment. This Employment Agreement contains the entire agreement of the parties and supersedes any and all agreements, letter of intent or understandings between the Executive and (a) the Company, (b) any of the Company’s principle shareholders, affiliates or subsidiaries regarding employment. This Employment Agreement may be amended or changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day first herein above written.

EXECUTIVE

By:	/s/ Mahmud Haq
Mahmud Haq

CareCloud, Inc.

By:	/s/ Elizabeth Ferrer
Elizabeth Ferrer
VP, Human Resources

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

I, Mahmud Haq, hereby acknowledge that CareCloud, Inc. (“the Company”) has advised me by letter dated _____________________(“the Letter”) of the pay and benefits to which I am entitled in connection with the separation of my employment with the Company, and the separation pay which it has agreed to pay to me in exchange for my signing this Separation Agreement and Release (“Release”). I further hereby acknowledge that the Company has advised me that I have a period of forty-five (45) days from the date of such Letter to sign the Release. I also understand that I have a period of seven (7) days following the date of my signature on the Release to change my mind and cancel this Release by sending a written revocation notice to the attention of the VP Human Resources, 7 Clyde Road, Somerset, NJ 08873. I understand that this Release is not enforceable until after the end of the seven (7) day period. I understand and agree that, should I revoke my Release, I will return any continuation pay or severance pay paid to me by the Company in exchange for signing the Release.

In consideration of such continuation pay or separation pay as set forth above and in the Letter, to which I acknowledge I am not otherwise entitled, I hereby voluntarily release the Company, the Company’s respective associates, affiliates, predecessors, successors, subsidiaries, parents, or agents of any of them, and the directors, officers, employees and agents of any of them, and shareholders (all the parties mentioned immediately before shall be referred to as the “Released Parties”) from, and waive any right to personal benefit arising from any proceedings or lawsuits, in connection with any and all claims relating to my employment, or the separation of my employment which I have or may have or acquire up to the date of my signature on this Release, including, but not limited to, claims of discrimination whether arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 as amended, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Civil Rights Act of 1991 or any other federal, state or local law. Moreover, I release all claims and waive all rights to file a judicial action and to receive personal benefit in connection with any other proceeding against the Released Parties arising from claims of breach of contract, claims for benefits other than those required by applicable law, claims for additional compensation and/or commissions, claims that the separation of my employment was wrongful, unjust or a violation of public policy or any other claim arising out of any matter concerning the Company or Released Parties in any form which may have occurred prior to the date of my signature on this Release.

I agree that I will not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way the Company or any of its subsidiaries or affiliates or any of their respective officers, directors or employees nor shall you, directly or indirectly, engage in any conduct or make any statement that could be reasonably expected to impair the goodwill or reputation of the Company or any of its subsidiaries or affiliates, in each case, except to the extent required by law, and then only after consultation with the Company to the extent possible. The Company agrees it will use its reasonable efforts to ensure that the Company does not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing you in any way, or engage in any other conduct or make any other statement that could be reasonably expected to impair your business reputation, except to the extent required by law, and then only after consultation with Executive to the extent possible; provided, that any refusal by the Company to give a reference shall not be a breach of this provision.

I recognize that this Release shall be binding upon and apply to all of my heirs, executors, administrators, successors and assigns. In the event that state law restricts general releases and provides me with statutory rights, I also waive my right to such statutory protection to the full extent lawfully possible. This Release shall run to and benefit the Company and its respective associates, affiliates, predecessors, successors, subsidiaries, parents, or agents of any of them, assigns and the past and present directors, officers, agents, and employees.

[Signature page follows]

I agree that the Company has advised me in writing of my right to consult with an attorney prior to signing this Release and has provided me with sufficient time to review and sign the Release. I have carefully read and fully understand the contents of the Release and my voluntary signature is evidence of my intent to be legally bound by its terms.

(Print or Type Name)	(Witness Name - Printed or Typed)

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